Exhibit 99.1

AITX Q3 FY 2024 Sees 435% Order Growth Year Over Year

Detroit, Michigan, December 12, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced their Q3 FY 2024 order intake results. These results indicate significant growth in device orders and Recurring Monthly Revenue (RMR) compared to the same period last year. These results also underscore the Company’s continued progress in the AI-powered, security solutions market.

For the quarter ended November 30, 2023, RAD booked 144 devices on order, a 435% increase over the number of devices ordered in Q3 of FY2023 (33 units). The Company’s FY 2024 will end February 29, 2024. The company defines an ‘order’ as either a minimum 12-month contract or a dealer demonstration unit. Pilots, proof of concepts or other types of deployments are not included in this number. Additionally, the Company has not shared revenues related to deployment fees, training, and monitoring contracts.

The Company’s FY 2024 Q3 booked revenues were $151,000, a 484% increase over the same period in FY 2023.

“The two last quarters have been record breaking, and we’re thrilled to share that our production and operations departments are meeting the challenges of these amazing sales increases,” said Steve Reinharz, CEO of AITX and RAD. “As usual, we won’t rest for long as we’re now focused on the final quarter of the fiscal year. We’re excited to build on this success, as we further our drive to becoming cash flow positive results.”

Sales intake statistics of interest during the quarter include:

●	ROSA™ and its several varieties (RIO™ 360, RIO 180) remains RAD’s breakout success

○	72 ROSA standalone units
○	44 RIO 360 units
RIO 360 is a dual-ROSA configured solar powered security tower
○	28 RIO 180 units
RIO 180 is also a solar powered security tower configured with a single ROSA

●	46% of all units placed on order were facilitated by RAD’s dealer channel

Reinharz added, “The anticipated RMR from these 144 units is expected to exceed $150,000 per month once deployed. When combined with the RMR we currently generate from the several hundred existing units in the field, as this trend continues, it could potentially lead to the Company achieving a cash flow positive by our target of mid-2024.”

Recurring Monthly Revenue (RMR) is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price. The realization of the revenue referenced above is contingent upon several factors, including RAD producing and delivering the ordered products, customer acceptance of said deliveries, proper operation, client acceptance, client payment and any other issues that could interfere with these activities.

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Steve Reinharz

949-636-7060

@SteveReinharz